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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated October 17, 2005, accompanying the consolidated balance sheets of SSA Global Technologies, Inc. and subsidiaries as of July 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended July 31, 2005, 2004 and 2003 contained in Form S-1 in the Registration Statement and Prospectus of SSA Global Technologies, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Chicago, Illinois
December 19, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM